UPC Holding Reports Preliminary Q2 2021 Results Exhibit 99.1
Sunrise UPC identifies CHF 50 million of incremental synergies
Swiss MVNO migration successfully completed in early July
Robust topline growth drives financial performance in CEE

Denver, Colorado July 29, 2021: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for the UPC Holding borrowing group for the three months (“Q2”) ended June 30, 2021 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the June 30, 2021 unaudited condensed combined financial statements for our UPC Holding borrowing group prior to the end of August 2021, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of June 30, 2021

UPC Holding Group (“UPC Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, Poland and Slovakia, unless otherwise indicated (Poland and Slovakia together are referred to as "CEE"). At June 30, 2021, our operations connected 3.2 million customers subscribing to 7.1 million television, internet and fixed-line telephony services and served 2.6 million mobile subscribers

André Krause, CEO of Sunrise UPC in Switzerland, commented:
“Despite increased competition in the Swiss market, we achieved a strong Q2 and continued our considerable commercial momentum from Q1. Our operational KPIs show that we are gaining market share and we are delivering on our financial KPIs. With our harmonized B2B portfolio, our strong partnerships in the sports area, our synergy projects and things to come like a combined residential FMC portfolio, we will continue to set new benchmarks for the Swiss market.”

Operating and strategic highlights:
•Sunrise UPC is executing its strategic plan towards becoming a national converged champion
◦On fixed, Sunrise UPC continued to see strong sales momentum combined with stable low churn leading to 6,100 broadband adds
◦Our video base declined by 2,000 subscribers, as strong growth of 7,000 enhanced video adds was offset by attrition of 10,000 in our legacy basic video base
◦Extending our Swiss ice-hockey National League broadcasting rights strengthened our position in Swiss sports, securing MySports as the “Home of Hockey” in Switzerland in the long term
◦Demand for mobile postpaid1 remained strong with 40,500 net adds across all brands driven by compelling FMC bundles and our leading 5G network quality, alongside an increase of 4,000 in our legacy prepaid base

◦Combined FMC penetration continues to grow, reaching 56% of our broadband base in Q2, including customers across brands, the highest in the Swiss market
◦Harmonized B2B portfolio successfully launched, supporting the uplift of mobile subscriptions, broadband connections and leading to growth in all B2B segments during Q2, except for COVID-19 impacted wholesale voice
◦First synergy projects executed: successful migration of UPC mobile customers to our own network and completed organizational restructuring. Incremental CHF 50 million of synergies identified on top of the original cost, capex and revenue synergy target of CHF 275 million, mostly from DSL offloading
◦2021 guidance reiterated(i): returning to revenue growth, low-single-digit Segment Adjusted EBITDA decline and mid-single-digit OFCF decline, with all metrics including costs to capture2 of approximately CHF 150 million3
•UPC Poland continues extending its high-speed network reach to drive FMC via MVNO with Play
◦Steady increase of 8,000 adds in our broadband CEE subscriber base in line with Q2 2020, largely driven by growth in new build areas
◦UPC’s 4K Mini TV Box with Horizon 4 interface already reaches a base of nearly 80,000 customers in Poland
◦Continued growth of Polish mobile base with 17,500 net postpaid adds in Q2, taking our total base to 105,000, driven by cross selling of converged family offers
•Swiss Q2 Customer ARPU of CHF 68.60 decreased 1.4% YoY on a reported basis and 0.8% YoY on a rebased4 basis as a result of the on-going competitive environment
•CEE Q2 Customer ARPU of €19.27 declined 0.1% YoY on a reported basis and increased 0.3% YoY on a rebased basis, due to aggressive pricing to promote volume growth
•Total Customer Relationships were down 1,000 in Q2, as compared to a loss of 13,000 in Q2 2020
◦Switzerland lost 4,000 customers in Q2, as broadband growth was offset by legacy basic video losses
◦CEE added 3,000 customers in Q2, in line with 3,000 of customer adds in Q2 2020

(i) Segment Adjusted EBITDA and Operating Free Cash Flow are non-GAAP measures. See the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) for our Segment Adjusted EBITDA and Adjusted OFCF guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss. The items we do not forecast may vary significantly from period to period

Financial highlights:
•Revenue of €792.7 million in Q2 increased 110% YoY on a reported basis and 1.4% YoY on a rebased basis
◦Swiss revenue increased 152% YoY on a reported basis, largely due to the contribution of Sunrise, and 1.3% YoY on a rebased basis, primarily due to the net effect of (i) higher mobile revenue driven by an increase in subscribers, (ii) lower revenue from handset sales, (iii) an increase in B2B revenue related to wholesale services and (iv) a decrease in cable subscription revenue due to lower voice usage and video revenue
◦CEE revenue increased 2.5% YoY on a reported basis and 2.9% YoY on a rebased basis, primarily due to (i) an increase in residential cable subscription revenue driven by continued customer growth in new build areas and (ii) an increase in all B2B segments
•Net loss increased 289% on a reported basis in Q2 to €117.0 million, largely driven by the negative impact of (i) an increase in losses on extinguishment of debt, (ii) an increase in losses on derivative instruments and (iii) an increase in interest expense, partially offset by (a) an increase in Segment EBITDA and (b) an increase in foreign currency transaction gains
•Segment Adjusted EBITDA of €296.9 million in Q2 increased 60.7% YoY on a reported basis and declined 2.6% YoY on a rebased basis
•Swiss Adjusted EBITDA increased 80.6% YoY on a reported basis, largely due to the contribution of Sunrise, and declined 3.1% on a rebased basis, primarily due to (i) €7.3 million of costs to capture, (ii) higher growth related opex, primarily due to an increase in marketing spend and investments in B2B, and (iii) higher T&I costs
•CEE Adjusted EBITDA increased 2.9% YoY on a reported basis and increased 3.4% on a rebased basis, largely driven by the aforementioned revenue increase and a decrease in programming spend
•Q2 property and equipment additions were 15.1% of revenue, down from 18.2% in the prior year period
◦The relative Q2 decrease was largely driven by the contribution of Sunrise. Q2 property and equipment additions were 15.0% of revenue for Switzerland and 15.8% of revenue for CEE
•OFCF of €176.9 million in Q2 increased 52.2% YoY on a reported basis, largely due to the contribution of Sunrise, and 2.6% on a rebased basis, as compared to €116.2 million in Q2 2020, as the increase in Adjusted EBITDA was offset by the rebased increase in property and equipment additions
◦Swiss OFCF of €144.7 million in Q2 increased 65.4% YoY on a reported basis, largely due to the contribution of Sunrise, and increased 0.6% on a rebased basis, including the adverse impact of €18.2 million of costs to capture
•At June 30, 2021, our fully-swapped third-party debt borrowing cost was 3.74% and the average tenor of our third-party debt (excluding vendor financing) was 8 years
•At June 30, 2021, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 2.37x and 3.75x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements

◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 4.24x at June 30, 2021
•At June 30, 2021, we had maximum undrawn commitments of €716.6 million. When our Q2 compliance reporting requirements have been completed and assuming no change from June 30, 2021 borrowing levels, we anticipate the full €716.6 million of borrowing capacity to be available
◦During Q2 2021, the UPC Revolving Facility was amended to provide for maximum borrowing capacity of €736.4 million, including €23.0 million under an ancillary facility
•In April 2021, UPC Holding issued $1,250.0 million Senior Secured Notes due 2031 and entered into (i) a $1,925.0 million term loan facility (UPC Facility AX) and (ii) a €862.5 million term loan facility (UPC Facility AY). Proceeds were used to redeem in full the €540.0 million Senior Secured Notes due 2027 and to prepay in full UPC Facilities AV, AV1, AW and AW1e
◦The new UPC Facility AX and UPC Facility AY are structured as Sustainability Linked Loans. This means three KPIs will have an impact on the future margin on the loan. First through a commitment to announce a combined Sunrise UPC ESG Strategy by June 30, 2022. Beyond that there will be annual tests for Sunrise UPC, starting at year-end, that consist of testing for a 10% annual improvement in network efficiency and a move to 100% renewable energy. These targets are in line with Liberty Global’s ESG strategy and sustainability commitments

Operating Statistics Summary

	As of and for the three months ended
	June 30,
		2021		2020

Footprint
Homes Passed		6,769,000		6,595,100

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		3,203,900		2,681,500
Q2 Organic[5] Fixed-Line Customer Relationship net losses		(1,300)		(13,300)

Q2 Monthly ARPU per Fixed-Line Customer Relationship		€39.24		€36.57
Switzerland Q2 Monthly ARPU per Fixed-Line Customer Relationship	CHF	68.60	CHF	69.54
CEE Q2 Monthly ARPU per Fixed-Line Customer Relationship		€19.27		€19.29

Customer Bundling
Fixed-mobile Convergence Switzerland		55.6%		21.6%
Fixed-mobile Convergence CEE		6.3%		1.2%

Single-Play		23.0%		29.3%
Double-Play		32.7%		28.2%
Triple-Play		44.3%		42.5%

Mobile Subscribers
Postpaid		2,165,600		245,400
Prepaid		464,600		—
Total Mobile subscribers		2,630,200		245,400

Q2 Organic Postpaid net additions		58,000		16,000
Q2 Organic Prepaid net additions		4,000		—
Total Organic Mobile net additions		62,000		16,000

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€30.18		€29.74
Excluding interconnect revenue		€26.05		€26.72

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property & Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2021 and 2020:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2021	2020	Reported	Rebased	2021	2020	Reported	Rebased
	in millions, except % amounts

Revenue
Switzerland:
Consumer Fixed	€288.4	€206.4	39.7%	0.2%	€581.6	€423.9	37.2%	(1.1%)
Consumer Mobile	253.0	24.0	954.2%	0.4%	549.8	50.8	982.3%	2.2%
B2B	137.7	41.0	235.9%	6.1%	239.0	83.5	186.2%	0.5%
Other	5.6	0.4	1,300.0%	(0.1%)	12.6	1.0	1,160.0%	(3.1%)
Total Switzerland	684.7	271.8	151.9%	1.3%	1,383.0	559.2	147.3%	0.5%
Central and Eastern Europe	108.0	105.4	2.5%	2.9%	214.7	213.6	0.5%	3.1%
Total	€792.7	€377.2	110.2%	1.4%	€1,597.7	€772.8	106.7%	0.8%

Segment Adjusted EBITDA
Switzerland	€247.6	€137.1	80.6%	(3.1%)	€481.2	€258.8	85.9%	(5.2%)
Central and Eastern Europe	49.4	48.0	2.9%	3.4%	96.6	97.3	(0.7%)	1.9%
Central and Corporate and intersegment eliminations	(0.1)	(0.3)	N.M.	N.M.	(0.2)	(0.3)	N.M.	N.M.
Total	€296.9	€184.8	60.7%	(2.6%)	€577.6	€355.8	62.3%	(4.8%)

Operating Free Cash Flow
Switzerland	€144.7	€87.5	65.4%	0.6%	€250.6	€146.4	71.2%	(2.7%)
Central and Eastern Europe	32.3	29.0	11.4%	11.9%	64.9	61.2	6.0%	8.9%
Central and Corporate and intersegment eliminations	(0.1)	(0.3)	N.M.	N.M.	(0.2)	(0.3)	N.M.	N.M.
Total	€176.9	€116.2	52.2%	2.6%	€315.3	€207.3	52.1%	(0.8%)
N.M. - Not Meaningful

The following table provides a reconciliation of net loss to Segment Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	in millions, except % amounts

Net loss	€(117.0)	€(30.1)	€(144.1)	€(58.2)
Income tax expense (benefit)	6.6	11.1	(9.5)	17.4
Other income, net	(2.2)	(3.8)	(6.7)	(8.6)
Losses on debt extinguishment, net	75.1	0.9	75.1	33.4
Foreign currency transaction losses (gains), net	(79.9)	(26.5)	194.9	10.9
Realized and unrealized losses (gains) on derivative instruments, net	74.0	42.5	(263.9)	(38.7)
Interest expense	62.2	36.6	128.4	78.7
Operating income (loss)	18.8	30.7	(25.8)	34.9
Impairment, restructuring and other operating items, net	16.8	(0.9)	35.9	11.3
Depreciation and amortization	202.5	89.5	453.1	179.7
Related-party fees and allocations, net	54.2	60.8	103.8	121.3
Share-based compensation expense	4.6	4.7	10.6	8.6
Segment Adjusted EBITDA	€296.9	€184.8	€577.6	€355.8

Segment Adjusted EBITDA as a percentage of revenue	37.5%	49.0%	36.2%	46.0%

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	in millions, except % amounts

Customer premises equipment	€17.0	€15.3	€34.1	€40.6
New build and upgrade	23.5	23.0	46.6	48.5
Capacity	41.6	6.8	46.5	11.1
Baseline	19.0	14.1	101.0	31.3
Product and enablers	18.9	9.4	34.1	17.0
Property and equipment additions	120.0	68.6	262.3	148.5
Assets acquired under capital-related vendor financing arrangements	(49.1)	(77.1)	(139.8)	(165.8)
Assets acquired under finance leases	(1.6)	(0.3)	(1.7)	(0.6)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(1.7)	51.4	38.8	118.3
Total capital expenditures[6]	€67.6	€42.6	€159.6	€100.4

Regional Property and Equipment Additions
Switzerland	€102.9	€49.6	€230.6	€112.4
Central and Eastern Europe	17.1	19.0	31.7	36.1
Total property and equipment additions	€120.0	€68.6	€262.3	€148.5

Property and equipment additions as a percentage of revenue	15.1%	18.2%	16.4%	19.2%

Operating Free Cash Flow
Segment Adjusted EBITDA	€296.9	€184.8	€577.6	€355.8
Property and equipment additions	(120.0)	(68.6)	(262.3)	(148.5)
Operating free cash flow	€176.9	€116.2	€315.3	€207.3

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	June 30,		March 31,
	2021		2021
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
4.000% EUR Facility AK due 2027	€—	€—	€540.0
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
4.875% USD Facility AZ due 2031	$1,250.0	1,055.0	—
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	590.8	595.7
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AV (LIBOR + 3.50%) USD due 2029	$—	—	1,106.4
Facility AW (EURIBOR + 3.50%) EUR due 2029	€—	—	400.0
Facility AV1 (LIBOR + 3.50%) USD due 2029	$—	—	1,106.4
Facility AW1 (EURIBOR + 3.50%) EUR due 2029	€—	—	400.0
Facility AX (LIBOR + 3.0%) USD due 2029	$1,925.0	1,624.7	—
Facility AY (EURIBOR + 3.0%) EUR due 2029	€862.5	862.5	—
€736.4 million Revolving Facility (EURIBOR + 2.50%) EUR due 2026		—	—
Elimination of Facilities AK, AQ and AZ in consolidation		(1,655.0)	(1,140.0)
Total Senior Credit Facilities		3,478.0	4,008.5

Senior Secured Notes
4.000% EUR Senior Secured Notes due 2027	€—	—	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,055.0	—
Total Senior Secured Notes		1,655.0	1,140.0

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	451.4	455.3
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,045.7	1,049.6

Vendor financing		344.3	319.6
Finance lease obligations		19.1	18.6
Total third-party debt and finance lease obligations		6,542.1	6,536.3
Deferred financing costs and discounts		(33.0)	(80.9)
Total carrying amount of third-party debt and finance lease obligations		6,509.1	6,455.4
Less: cash and cash equivalents		70.4	27.3
Net carrying amount of third-party debt and finance lease obligations[7]		€6,438.7	€6,428.1

Exchange rate ($ to €)		1.1849	1.1750

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from UPC Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2021 and March 31, 2021. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2021	2020
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€6,542.1	€6,536.3
Vendor financing	(344.3)	(319.6)
Finance lease obligations	(19.1)	(18.6)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash receipts associated with our cross-currency derivative instruments	(35.8)	(139.3)
Total covenant amount of third-party gross debt	5,742.9	5,658.8
Cash and cash equivalents	(70.4)	(21.3)
Total covenant amount of third-party net debt	€5,672.5	€5,637.5

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, including but not limited to FMC and ESG strategies, future growth prospects and opportunities; expectations with respect to the anticipated benefits of the Sunrise UPC transaction, including synergies, integration and growth opportunities; the anticipated residential FMC portfolio in Switzerland; expectations regarding financial performance including revenue, adjusted EBITDA, OFCF and costs to capture; the strength of our balance sheet (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the outbreak of COVID-19 on our businesses; the effects of changes in laws or regulation; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Max Adkins	+44 78 1795 9705	Matt Beake	+44 20 8483 6428
Steve Carroll	+1 303 784 4505	Molly Bruce	+1 303 220 4202
Amy Ocen	+1 303 784 4528
About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect 85 million subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while our joint-ventures in the U.K. and the Netherlands generate combined annual revenue of more than $17 billion.

Liberty Global Ventures, our global investment arm, has a portfolio of more than 50 companies across content, technology and infrastructure, including strategic stakes in companies like Plume, ITV, Lions Gate, Univision, the Formula E racing series and several regional sports networks.

Revenue figures above are provided based upon 2020 results and on a combined Virgin Media and O2 UK basis. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2021
					Video
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
Switzerland(iv)	2,469,900	1,478,600	3,404,700	1,153,000	326,600	913,700	1,240,300	1,011,400	2,524,800
Poland	3,669,400	1,535,400	3,283,000	1,309,100	273,200	1,081,800	1,355,000	618,900	105,400
Slovakia	629,700	189,900	403,600	145,800	32,200	137,000	169,200	88,600	—
Total UPC Holding	6,769,000	3,203,900	7,091,300	2,607,900	632,000	2,132,500	2,764,500	1,718,900	2,630,200

Q2 Organic Variance
Switzerland	5,400	(3,900)	8,100	6,100	(9,600)	7,200	(2,400)	4,400	44,500
Poland	16,600	4,800	6,300	9,000	7,600	800	8,400	(11,100)	17,500
Slovakia	1,900	(2,200)	(3,000)	(900)	500	(1,900)	(1,400)	(700)	—
Total UPC Holding	23,900	(1,300)	11,400	14,200	(1,500)	6,100	4,600	(7,400)	62,000

	Selected Operating Data — As of June 30, 2021
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers
Total Mobile Subscribers
Switzerland	464,600	2,060,200	2,524,800
Poland	—	105,400	105,400
Slovakia	—	—	—
Total UPC Holding	464,600	2,165,600	2,630,200

	June 30, 2021 vs. March 31, 2021
Q2 Organic Mobile Subscriber Variance
Switzerland	4,000	40,500	44,500
Poland	—	17,500	17,500
Slovakia	—	—	—
Total UPC Holding	4,000	58,000	62,000

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 48,900 subscribers who have requested and received this service.
(ii)UPC Holding has approximately 31,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 210,900 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Switzerland offers video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2021, Switzerland’s partner networks account for 114,300 Fixed-Line Customer Relationships, 293,700 RGUs, which include 107,300 Internet Subscribers, 103,100 Video Subscribers and 83,300 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 475,000 homes passed by Switzerland’s partner networks at June 30, 2021. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Postpaid mobile additions include B2B mobile subscribers
2Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and OFCF and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or OFCF. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
3Includes operating costs, capital costs and integration related restructuring costs
4Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue, Segment Adjusted EBITDA and OFCF for the three and six months ended June 30, 2020 to reflect the translation of our rebased amounts for the three and six months ended June 30, 2020 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2021. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated July 29, 2021, Liberty Global Reports Q2 2021 Results. The following table provides adjustments made to the 2020 amounts to derive our rebased growth rates:

	Three months ended			Six months ended
	June 30, 2020			June 30, 2020
	Revenue	Segment Adjusted EBITDA	OFCF	Revenue	Segment Adjusted EBITDA	OFCF
	in millions
UPC Holding
Acquisitions	€428.4	€129.4	€63.6	€857.2	€267.9	€123.6
Foreign Currency	€(24.0)	€(9.2)	€(7.4)	€(44.3)	€(16.9)	€(13.0)

5Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
6The capital expenditures that we report in our condensed combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid
7Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and may not therefore be comparable with other similarly titled measures reported by other companies

Glossary
Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our combined Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Combined Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed combined statements of operations.

Adjusted EBITDA margin: Adjusted EBITDA margin is a non-GAAP metric calculated by dividing Adjusted EBITDA by total revenue for the applicable period.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described above.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

OFCF: As used herein, Operating Free Cash Flow or "OFCF", which is a non-GAAP measure, represents Segment Adjusted EBITDA less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of Segment Adjusted EBITDA.

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Switzerland market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.